Exhibit 10.12

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED         EMPLOYMENT AGREEMENT (the “Agreement”) is executed by the parties on the date set forth on the signature page hereto and shall be effective as of April 11, 2019 (the “Effective Date”), by and between Imricor Medical Systems, Inc. (the “Company”), and Steven Wedan (“Employee”).

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated as of May 23, 2006 (the “Prior Agreement”), and the Company and Employee desire this Agreement to amend and restate such Prior Agreement;

WHEREAS, the Company wishes to continue to employ Employee as its President and Chief Executive Officer and Employee wishes to accept such continuing employment under the terms of this Agreement with the Company effective as of the Effective Date; and

WHEREAS, the parties mutually desire to enter into this Agreement setting forth the terms and conditions of Employee’s employment with the Company,

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained herein, the receipt and adequacy of which the parties expressly acknowledge, the parties hereto agree as follows:

1.    Position Title and Responsibilities. Subject to all of the terms and conditions of this Agreement, the Company agrees to employ Employee as its President and Chief Executive Officer, and Employee accepts such employment. Employee will report to the Company’s Board of Directors. During the term of his employment, Employee agrees to devote his full working time exclusively to the Company’s business and not to provide services to any other person or entity, except with the Company’s express written consent, which may be withheld by the Company for any reason. Employee acknowledges and agrees that effective performance of his duties requires the highest level of integrity in all aspects of his employment with the Company. Therefore, Employee agrees, at all times, to perform all duties and assignments diligently, faithfully and to the best of his abilities. Employee further agrees to act, at all times, in compliance with Company policies and rules and in the best interests of the Company.

2.    Compensation and Benefits.

(a)    The Company will pay Employee for all services to be rendered by him hereunder an annual salary at the base rate of $319,000 per annum, payable in accordance with customary payroll practices for other salaried employees of the Company.

(b)    Following each calendar year of employment, Employee shall be eligible to receive an additional bonus (an “Annual Milestone Bonus”) based on Employee’s and/or the Company’s attainment of financial, clinical development, commercialization and/or business milestones to be established annually by the Compensation Committee of the Board and approved by the Board of Directors. Employee does not have to remain employed by the Company through and on an Annual Milestone Bonus payment date in order to be eligible to receive the Annual Milestone Bonus payment payable on such date, unless Employee’s employment was terminated by the Company for Cause, as defined herein, prior to the payment of the applicable Annual Milestone Bonus. Any Annual Milestone Bonus payable to Employee shall be less such amounts as are required to be withheld by law.

(c)    Employee will be eligible for annual base pay adjustments, bonuses, and/or additional stock option grants as approved by the Company’s Board of Directors. The Company does not guarantee the adoption or continuation of any particular compensation program or benefit during Employee’s employment and retains at all times the sole discretion to modify or discontinue its compensation programs and benefits, including as applicable to Employee. Nothing herein contained shall obligate the Company to pay any bonus or grant any pay increase or stock-based award to Employee, it being understood that any such increase, bonus or stock based award shall be in the sole discretion of the Company and that the amount thereof, if any, may vary depending on actual performance of the Company and Employee as determined in the sole discretion of the Company. Employee acknowledges that he must be in compliance with his obligations under this Agreement and actively employed with the Company at the time of payment of any bonus in order to be eligible to receive any annual bonus compensation.

(d)    Employee shall be entitled to participate in, and receive benefits under, any retirement, insurance, hospitalization, medical, disability, or other employee benefit plan, program or policy of the Company which may be in effect during the course of his employment by the Company and which shall be generally available to similarly situated employees, subject to the terms of such plans, programs or policies including all eligibility requirements thereof. Notwithstanding the foregoing, the Company may, in its discretion, at any time and from time to time, change or revoke any of its employee benefit plans, programs or policies and Employee shall not be deemed, by virtue of this Agreement, to have any vested interest or right to participate in any such plans, programs or policies.

(e)    Employee shall be entitled to six weeks paid time off in accordance with Company policy, to be scheduled as appropriate to his duties and responsibilities.

(f)    Employee shall be entitled to reimbursement by the Company, in accordance with the Company’s policies then applicable to executives at Employee’s level, against appropriate vouchers or other receipts for authorized business expenses reasonably incurred by him in the performance of his duties hereunder.

(g)    All payments required to be made by the Company under this Section 2 to Employee shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

3.    Termination.

(a)    The Company may at any time during the term of this Agreement, by written notice, terminate the employment of Employee for cause, the cause to be specified in the notice. For purposes of this Agreement, “cause” shall mean (i) any willful misconduct by Employee in connection with the performance of any of his duties hereunder, including without limitation misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any willful, intentional or grossly negligent act having the effect of injuring the reputation, business, business relationships or finances of the Company; (ii) willful failure, neglect or refusal to perform Employee’s duties hereunder; (iii) breach of any material covenant or agreement contained in this Agreement; or (iv) conviction (or nolo contendere plea) in connection with a felony. Termination for cause shall be effective upon the giving of such notice and Employee shall be entitled to receive only (i) any earned and unpaid salary accrued through the date of termination and (ii) subject to the terms thereof, any benefits which may be vested and due to Employee on such date under the provisions of any employee benefit plan, program or policy.

(b)    The Company may at any time during the term of this Agreement terminate the employment of Employee (i) without cause, for any reason or for no reason, or (ii) upon a finding by the Company, in its sole discretion and subject to applicable law, that Employee is unable to carry out his essential job functions to any substantial degree, with or without reasonable accommodation, as a result of any physical or mental condition. If the Company or its successor terminates Employee’s employment pursuant to this Section 3(b), and Employee signs a general release of claims with respect to the Company or its successor and related parties (the “Release”) and such Release becomes effective within 60 days of such employment termination, Employee shall be entitled to the following benefits: (i) an amount equal to twelve (12) months of his then current base salary which shall be payable over a period of twelve (12) months in accordance with the Company’s normal payroll schedule beginning on the first payroll date following his execution of the Release and the expiration of any applicable rescission periods; and (ii) assuming Employee properly elects such coverage, the Company shall reimburse Employee on a monthly basis for the monthly premium under COBRA (or similar coverage under applicable state law) for Employee and his dependents (such premium to be the same amount the Company pays for other active employees with similar coverage) until the earlier of (x) twelve (12) months following termination of employment (y) the date when Employee is eligible to receive substantially equivalent health insurance coverage under the group plan of another employer.

(c)    Employee may terminate his employment upon 30 days written notice of resignation to the Company. Following the receipt of such notice, the Company may waive all or a portion of the 30 days’ notice requirement and fix an earlier date for termination of employment. In the event of such termination, Employee shall be entitled to receive only (i) any earned and unpaid salary accrued through the date of termination and (ii) subject to the terms thereof, any benefits which may be vested and due to Employee on such date under the provisions of any employee benefit plan, program or policy.

(d)    This Agreement shall terminate immediately upon Employee’s death. In such event, Employee’s estate shall be paid Employee’s annual base salary and all vested employee benefits through the date of termination, subject to all required withholdings, deductions and tax reporting requirements. Otherwise, the Company shall have no further obligation to Employee’s estate.

(e)    Except as set forth in the applicable subsection of this Section 3, Employee shall not be entitled to any payments or benefits from the Company, whether salary, severance, any type of bonus, including any pro rata portion thereof, or otherwise, following termination of his employment.

4.    Inventions.

(a)    Definition. “Inventions,” as used in this Section 4, means any inventions, discoveries, improvements, technology, processes, ideas, drawings, designs, concepts, patent applications, specifications, know-how, trade secrets, prototypes, techniques, software code and documentation (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) that Employee makes, authors, or conceives (either alone or with others) and that:

(i)    concern directly the Company’s business or the Company’s present or demonstrably anticipated future research or development;

(ii)    result from any work Employee performs for the Company; or use the Company’s equipment, supplies, facilities, or trade secret information.

(b)    Ownership of Inventions. Employee agrees that all Inventions made by Employee during or after the Effective Date and within six (6) months after the termination of this Agreement will be the Company’s sole and exclusive property, and to the extent applicable, shall be deemed to be “works for hire” under the United States copyright laws. Employee will, with respect to any Invention:

(i)    keep current, accurate and complete records, which will belong to the Company and be kept and stored on the Company’s premises;

(ii)    promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

(iii)    to the extent exclusive title and/or ownership rights may not originally vest in the Company, assign (and Employee does hereby assign) to the Company all of Employee’s rights to the Invention, any application Employee makes for patents or copyrights in any country, and any patents or copyrights granted to Employee in any country; and

(iv)    acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters, patents and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company. Such execution and assistance shall be at no charge to the Company, but at the Company’s expense and the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection therewith.

The requirements of this Section 4 do not apply to an Invention which qualifies as an exclusion under the provisions of Minnesota Statutes §181.78, which covers those inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (A) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (B) which does not result from any work Employee performed for the Company. Except as previously disclosed to the Company in writing, Employee does not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by Employee prior to his employment by the Company.

(c)    Obligations of Employee. Employee will sign and execute all instruments of assignment and other papers to evidence the assignment of Employee’s entire right, title and interest in such inventions, improvements, discoveries, writings or other works of authorship to the Company, at the request and the expense of the Company, and Employee will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, copyrights, and the enforcement and protection thereof. If Employee is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements discoveries, writings or other works of authorship conceived, developed or reduced to practice by Employee, Employee agrees to do so, and if Employee leaves the employ of the Company, the Company shall pay Employee at a reasonable hourly rate mutually agreeable to Employee and the Company, plus reasonable traveling or other expenses.

(d)    Works Made for Hire. To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. §101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(e)    Presumption. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by Employee is the property of the Company, such invention, improvement or discovery will be presumed the property of the Company and Employee will bear the burden of establishing otherwise under Minnesota Statute §181.78.

(f)    Continuing Obligations. The obligations of this Section 4 shall survive the expiration or termination of this Agreement.

5.    Confidential Information.

(a)    Definition. “Confidential Information,” as used in this Section 5, means any non-public information or material, whether or not the underlying details are in the public domain, including without limitation:

(i)    Information or material that relates to the actual or anticipated business or research and development of the Company, its product plans or other information regarding Company’s products, services and markets, including but not limited to technology, ideas, concepts, know-how, drawings, designs, inventions, discoveries, improvements, patents, patent applications, specifications, trade secrets, prototypes, processes, notes, memoranda, reports, Trade Secrets (as defined in Uniform Trade Secrets Act, Minnesota Statutes Chapter 325C), software code, documentation, information on vendors, members, customers, prospective customers, employees and prospective employees, training techniques, market research, sales and marketing plans, distribution arrangements, financial statements, financial information, financing strategies and opportunities, all of which relate directly or indirectly to the Company’s products, services or business. Confidential Information does not include information that (i) has become publicly known and made generally available through no wrongful act of Employee, (ii) has been rightfully received by Employee from a third party who is authorized to make such disclosure; or (iii) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction;

(ii)    information or material relating to the Company’s Inventions (as defined above);

(iii)    information which when received is marked as “proprietary,” “private,” or “confidential”; and

(iv)    any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Confidential Information” does not include any information that is now or later becomes lawfully in the public domain; provided, however, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been lawfully published, and therefore will not be in the public domain for purposes of this Agreement. Furthermore, “Confidential Information” does not include any information that is lawfully received by Employee from a third party having no obligations of confidentiality to the Company, is already lawfully in the possession of Employee through independent means at the time of disclosure, or is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

(b)     Prohibition on Use of Confidential Information. Employee will never, either during or after Employee’s employment by the Company, use Confidential Information for any purpose other than the business of the Company or publish or disclose it to any person who is not also an employee, officer or director of the Company, and will use all reasonable care, but in no event less care than Employee takes to protect Employee’s own Confidential Information of similar importance. When Employee’s employment with the Company ends, Employee will promptly deliver to the Company all records and any compositions, articles, devices, designs, drawings, graphics, apparatus and other items or records that disclose, describe or embody Confidential Information, including all copies, reproductions, specimens or computer disks containing Confidential Information in Employee’s possession, regardless of who prepared them, and will promptly deliver any other property of the Company in Employee’s possession, whether or not Confidential Information.

(c)      Other Information. Employee will not disclose to the Company or use in the Company’s business any confidential information which Employee possesses concerning any former employer or third party.

(d)      Continuing Obligations. The obligations of this Section 5 shall survive the expiration or termination of this Agreement.

6.    Non-Competition.

(a)    Representation. Employee represents and warrants to the Company that he is not currently subject to a non-competition, confidentiality or other such agreement or covenant with any former employer or other business which prohibits Employee from working for the Company.

(b)    Definition. “Company Product” means any actual product, product under development, product line, service, technology or product concept that is or has been investigated, studied, conceived, designed, developed (or is under active development), manufactured, marketed or sold by the Company prior to or during the term of this Agreement or regarding which the Company has conducted or acquired research and development prior to or during the term of this Agreement.

(c)    Non-Compete Covenant. Employee agrees that beginning with the Effective Date and continuing for a period of twelve (12) months after his employment with the Company ends, Employee will not alone, or in any capacity with another company, within the United States of America:

(i)    directly or indirectly participate in or support in any capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, owner, employee or otherwise) the design, development, manufacture, sale, solicitation of sale, marketing, testing, research or other business activities designed, developed, manufactured, marketed or sold by anyone other than the Company that performs or functions substantially similar to a Company Product or addresses a market substantially similar to the Company’s market (each, a “Competing Business”);

(ii)    in connection with a Competing Business, call upon, solicit, contact or serve any of the then-existing customers, vendors or suppliers, of the Company, any customers, vendors or suppliers that have had a relationship with the Company during the preceding twelve (12) months, or any potential customers, vendors or suppliers that were solicited by the Company during the preceding twelve (12) months;

(iii)    whether or not in connection with a Competing Business, interfere with or impair (or attempt to do the same) with the Company’s relationship with its employees, customers, vendors or suppliers; or

(iv)    employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Company’s current employees, or any person employed by the Company as of the date of Employee’s termination, whether voluntary or involuntary, on behalf of any other entity, whether or not such entity competes with the Company or any Company Product.

(d)    Permitted Activities. The restrictions contained in Section 6(c) will not prevent Employee from accepting employment with a large diversified medical products organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from Employee, satisfactory to the Company, to the effect that Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive period set forth in Section 6(c), Employee will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement. Further, the restrictions in Section 6(c) will not prohibit Employee from owning up to 5% of the capital stock of a publicly traded medical device company even if such public company has a product line which may compete with a Company Product.

(e)    Termination. Section 6(c) will cease to be applicable to any activity of Employee from and after such time as the Company (i) has ceased all business activities for a period of six months or (ii) has made a decision through its Board of Directors not to continue, or has ceased for a period of six months, the business activities with which such activity of Employee would be competitive.

(f)    No Additional Payment. In the event that Employee’s employment terminates for any reason, no additional compensation will be paid for this non-competition obligation.

(g)    Continuing Obligations. The obligations of this Section 6 shall survive the expiration or termination of this Agreement.

7.    No Contrary Obligations. Employee represents and warrants that he is not subject to any agreement with any prior employer or otherwise that would prevent him from performing all of his duties and responsibilities under this Agreement fully and without restriction. Employee further represents and warrants that he does not have in his possession or control any confidential or proprietary information or trade secrets belonging to any prior employer or any other person that relates in any way to the Company’s business. Employee understands and agrees that he shall not use or disclose in his employment with the Company any confidential or proprietary information or trade secrets belonging to any prior employer or any other person.

8.     Company Property. In the event of termination of Employee’s employment with the Company, for any reason, Employee agrees to return to the Company all documents or data (whether in hard-copy or electronic form), materials, computer software, supplies, calling or credit cards, keys, passes, and any other property of the Company or that was used in the course of Employee’s employment with the Company, including but not limited to all documents and materials containing confidential or proprietary information or trade secrets. The return of such items shall be made at or before the time of termination, or if that is not possible, as soon thereafter as is possible. In addition, Employee agrees at or before the time of termination, to provide to the Company all password and similar information which will be necessary or useful for the Company to access materials on which Employee worked or to otherwise continue in its business. Upon his fulfillment of the obligations set forth in this section, Employee shall execute an affidavit attesting to his compliance with this provision.

9.     Survival. Employee’s obligations under Sections 3(b), 4, 5, 6, 8 and 10 of this Agreement shall continue during the course of his employment by the Company, shall survive the cessation of his employment, and shall continue indefinitely thereafter, unless explicitly stated otherwise herein. Employee’s continuing obligations shall operate regardless of the circumstances of, or reasons for, the cessation of Employee’s employment.

10.    Equitable Remedies. Employee acknowledges that the Company will suffer irreparable damage if any provisions of this Agreement are not performed strictly in accordance with their terms or are otherwise breached, for which money damages could not adequately compensate the Company. Employee hereby expressly agrees that the Company shall be entitled as a matter of right to injunctive or other equitable relief, whether temporary, emergency, preliminary, prospective, or permanent, in addition to all other remedies permitted by law, to prevent a breach or violation by him and to secure enforcement of the provisions of this Agreement. Employee therefore consents to the issuance of injunctive relief, without the necessity of the Company posting a bond. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.

11.    Entire Agreement; No Modification. This Agreement constitute the entire agreement between the parties hereto and there are no other terms other than those contained herein. No variation or modification to the Agreement shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. This Agreement amends, restates and replaces in its entirety the Prior Agreement.

12.    No Waiver. No waiver by the Company of any breach by Employee of any provision or condition of this Agreement by him to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

13.    Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties agree as follows: Each provision of this Agreement will be treated as a separate and independent clause. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law. The Company and Employee expressly stipulate that this Agreement is to be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

14.    Compliance with Section 409A. It is the parties’ intention that severance payments under this Agreement will be exempt from the requirements of Section 409A of the Internal Revenue Code, and guidance issued thereunder (“Section 409A”) because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and this Agreement shall be construed and administered in a manner consistent with such intent. For purposes of Section 409A, each payment under this Agreement will be treated as a separate payment. To the extent the payments under this Agreement are subject to Section 409A, the Agreement shall be interpreted in a manner that complies with section 409A and guidance under section 409A (collectively “Section 409A”). For example, payments on account of a termination of employment may only be made upon a “separation from service” as defined under Section 409A. In addition, if at the time of such termination of employment Employee is a “specified” employee under Section 409A, then any payment or payments of deferred compensation shall not be made or commenced until the first day following the earlier of (x) the expiration of the six (6)-month period measured from the date of the “separation from service”; or (y) the date of death following such separation from service.

15.    Successors and Assigns. This Agreement is a personal contract calling for the provision of unique services by Employee, and Employee’s rights and obligations hereunder may not be sold, transferred, assigned, or pledged by Employee. In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof, the Company shall have no further liability for payments hereunder. This Agreement may be assigned, in whole or in part, by the Company to its successors and assigns, and Employee shall remain bound to fulfill Employee’s obligations hereunder.

16.    Choice of Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, excluding its choice of law rules. Employee hereby consents to personal jurisdiction in the state and federal courts of Minnesota for any lawsuit filed there against him by the Company or its successors or assigns arising from or related to this Agreement.

17.    No Presumptions. Each party acknowledges that such party has participated, with, at its option, the advice of counsel, in the preparation of this Agreement. The language of all provisions of this Agreement shall in all cases be construed as a whole, extending to it its fair meaning, and not strictly for or against either of the parties. The parties agree that they have jointly prepared and approved the language of the provisions of this Agreement and that should any dispute arise concerning the interpretation of any provision hereof, neither party shall be deemed the drafter nor shall any such language be presumptively construed in favor of or against either party.

18.    Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

19.    Counterparts.This Agreement may be executed in several counterparts (and delivered by facsimile, “pdf” or other electronic means) and all so executed shall constitute one and the same agreement binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

IMRICOR MEDICAL SYSTEMS, INC.		EMPLOYEE:

By:	/s/ Mark Tibbles	/s/ Steve Wedan
	Mark Tibbles	Steve Wedan
Director